Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS FIRST QUARTER 2013 RESULTS

—Reports Earnings of 33 Cents per Diluted Share—

SANTA ANA, Calif., April 25, 2013 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for residential and commercial real estate transactions, today announced financial results for the first quarter ended March 31, 2013.

Current Quarter Highlights

•	Total revenues up 19 percent compared with last year

•	Agent premiums up 29 percent compared with last year

•	Title Insurance and Services segment pretax margin of 6.0 percent

•	Includes $28.6 million reserve strengthening, largely due to 2006-2007 commercial claims

•	Title order mix shifting to higher-premium resale transactions

•	Resale open orders per day up 13 percent

•	Refinance open orders per day down 7 percent

•	Commercial division revenues of $86.9 million, up 7 percent compared with last year

•	Specialty Insurance segment total revenues up 10 percent, with a pretax margin of 19.5 percent

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended March 31
	2013	2012
Total revenues	$1,146.8	$966.8
Income before taxes	59.6	51.6
Net income	$36.2	$31.3
Net income per diluted share	0.33	0.29

Total revenues for the first quarter of 2013 were $1.1 billion, an increase of 19 percent relative to the first quarter of 2012. Net income in the current quarter was $36.2 million, or 33 cents per diluted share, compared with net income of $31.3 million, or 29 cents per diluted share, in the first quarter of 2012. The current quarter results include net realized investment gains of $9.3 million, or 5 cents per diluted share, compared with net realized investment losses of $0.9 million, or 1 cent per diluted share, in the first quarter of 2012.

“Market conditions were good in the first quarter with an increase in closed orders that drove our 19 percent revenue growth,” said Dennis J. Gilmore, chief executive officer for First American Financial Corporation. “And we’re pleased that a solid increase in our higher-premium resale and commercial open orders fully offset the decline we experienced in refinance volume.

“Our financial results for the first quarter were negatively impacted by a $29 million reserve strengthening in the title segment, primarily driven by a few large commercial claims from policy years 2006 and 2007. Although it’s unusual to have this level of large commercial claim activity in a single quarter, we continue to see a general decline in paid title claims as legacy policy years become more

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First American Financial Reports First Quarter 2013 Results

seasoned and recent policy years demonstrate lower claims activity. Putting aside the impact of the large commercial claims, our first quarter results indicate that the year is off to a good start.

“Our business outlook remains positive as we enter the important spring selling season. So far in April, our resale open orders are running 4 percent higher than in March and up 21 percent compared with last year. We believe the housing market is improving and that the company is well positioned to deliver strong financial results as the multiyear recovery continues.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended March 31
	2013	2012
Total revenues	$1,062.6	$891.2
Income before taxes	$64.3	$60.8
Pretax margin	6.0%	6.8%
Direct open orders	376,600	377,200
Direct closed orders	291,400	261,300
Commercial*
Total revenues	$86.9	$81.5
Open orders	19,400	17,900
Closed orders Average revenue per order	$10,000 7,800	$10,400 6,700

*	Includes commercial activity from the National Commercial Services division only.

Total revenues for the Title Insurance and Services segment were $1.1 billion, a 19 percent increase from the same quarter of 2012. Direct premiums and escrow fees were up 16 percent from the first quarter of 2012, driven by a 12 percent increase in the number of direct title orders closed in the quarter and a 4 percent increase in the revenue per direct title order to $1,373. The increase in revenue per direct title order overall was primarily attributable to higher revenue per order from residential resale and commercial transactions. Agent premiums were up 29 percent in the current quarter, which is consistent with the increase in direct premiums experienced in the previous quarter, reflecting the typical reporting lag of approximately one quarter.

Information and other revenues were $151.7 million this quarter, down 2 percent compared with the same quarter of last year. The decline was primarily due to lower demand for title-related services in Canada, largely offset by higher demand for the company’s default information products. Total investment income was $26.4 million in the first quarter, an increase of $11.1 million from the first quarter of 2012, reflecting higher net realized investment gains in the current quarter.

Personnel costs were $316.8 million in the first quarter, an increase of $39.3 million, or 14 percent, compared with the first quarter of 2012. This increase was primarily due to higher staffing levels required to support the increase in order volume.

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First American Financial Reports First Quarter 2013 Results

Other operating expenses were $188.6 million in the first quarter, up $16.9 million, or 10 percent, compared with the first quarter of 2012. The increase was primarily due to higher production-related expenses and temporary labor costs driven by the increase in order volumes in the current quarter.

The provision for policy losses and other claims was $77.4 million in the first quarter, or 8.7 percent of title premiums and escrow fees, up $25.2 million compared with the same quarter of the prior year. The current quarter rate of 8.7 percent reflects an ultimate loss rate of 5.6 percent for the current policy year and a $28.6 million net increase in the loss reserve estimates for prior policy years. The increase in loss reserve estimates for prior policy years reflected claims development above expected levels during the first quarter, primarily due to a few large commercial claims from policy years 2006 and 2007.

Pretax income for the Title Insurance and Services segment was $64.3 million in the first quarter, compared with $60.8 million in the first quarter of 2012. Pretax margin was 6.0 percent in the current quarter, compared with 6.8 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended March 31
	2013	2012
Total revenues	$81.5	$74.2
Income before taxes	$15.9	$12.8
Pretax margin	19.5%	17.3%

Total revenues for the Specialty Insurance segment were $81.5 million in the first quarter of 2013, an increase of 10 percent compared with the first quarter of 2012. The increase in revenues was driven by higher premiums earned in both the home warranty and property and casualty business lines. The overall loss ratio in the Specialty Insurance segment was 50 percent in the current quarter, compared with a 49 percent loss ratio in the prior year. Both business lines delivered operating leverage that increased the pretax margin to 19.5 percent from 17.3 percent in the first quarter of 2012.

Teleconference/Webcast

First American’s first quarter 2013 results will be discussed in more detail on Thursday, April 25, 2013, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (888) 606-8414. Callers from outside the United States may dial (212) 547-0240. The passcode for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 3, 2013, by dialing (203) 369-1472. An audio archive of the call will also be available on First American’s investor website.

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First American Financial Reports First Quarter 2013 Results

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $4.5 billion in 2012, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to the outlook for the housing market and its effects on the company, future title claims experience, future refinance volumes, the commercial transaction pipeline, and improving operating leverage, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; product migration; changes in relationships with large mortgage lenders; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

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First American Financial Reports First Quarter 2013 Results

Media Contact:	Investor Contact:
Carrie Loranger	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
(714) 250-3298	(714) 250-5214

(Additional Financial Data Follows)

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First American Financial Reports First Quarter 2013 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended March 31
	2013	2012
Total revenues	$1,146,763	$966,763
Income before income taxes	$59,592	$51,550
Income tax expense	23,360	20,441

Net income	36,232	31,109
Less: Net income (loss) attributable to noncontrolling interests	54	(184)

Net income attributable to the company	$36,178	$31,293

Net income per share attributable to stockholders:
Basic	$0.34	$0.30
Diluted	$0.33	$0.29
Cash dividends declared per share	$0.12	$0.08
Weighted average common shares outstanding:
Basic	107,552	105,621
Diluted	109,993	107,480
Selected Title Information
Title orders opened	376,600	377,200
Title orders closed	291,400	261,300
Paid title claims	$71,337	$80,455

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First American Financial Reports First Quarter 2013 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	March 31, 2013	December 31, 2012
Cash and cash equivalents	$814,514	$627,208
Investment portfolio	3,093,758	3,113,560
Goodwill and other intangible assets	898,081	902,952
Total assets	6,181,909	6,050,847
Reserve for claim losses	977,254	976,462
Notes payable	317,378	229,760
Total stockholders’ equity	$2,379,867	$2,348,065

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First American Financial Reports First Quarter 2013 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended March 31, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)

Revenues
Direct premiums and escrow fees	$477,851	$399,985	$77,866	$—
Agent premiums	484,465	484,465	—	—
Information and other	152,133	151,749	390	(6)
Investment income	23,058	18,986	1,678	2,394
Net realized investment gains(1)	9,256	7,396	1,575	285

	1,146,763	1,062,581	81,509	2,673

Expenses
Personnel costs	344,500	316,844	14,331	13,325
Premiums retained by agents	387,543	387,543	—	—
Other operating expenses	205,346	188,614	10,219	6,513
Provision for policy losses and other claims	116,026	77,360	38,666	—
Depreciation and amortization	18,395	16,483	1,179	733
Premium taxes	12,117	10,904	1,213	—
Interest	3,244	564	—	2,680

	1,087,171	998,312	65,608	23,251

Income (loss) before income taxes	$59,592	$64,269	$15,901	$(20,578)

For the Three Months Ended March 31, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)

Revenues
Direct premiums and escrow fees	$413,786	$343,639	$70,147	$—
Agent premiums	376,986	376,986	—	—
Information and other	155,760	155,289	475	(4)
Investment income	21,134	17,321	2,465	1,348
Net realized investment (losses) gains(1)	(903)	(2,014)	1,111	—

	966,763	891,221	74,198	1,344

Expenses
Personnel costs	305,279	277,577	13,663	14,039
Premiums retained by agents	302,164	302,164	—	—
Other operating expenses	189,150	171,752	11,042	6,356
Provision for policy losses and other claims	86,678	52,179	34,499	—
Depreciation and amortization	18,059	16,333	1,055	671
Premium taxes	10,848	9,733	1,115	—
Interest	3,035	661	—	2,374

	915,213	830,399	61,374	23,440

Income (loss) before income taxes	$51,550	$60,822	$12,824	$(22,096)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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First American Financial Reports First Quarter 2013 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended March 31
	2013	2012
Total revenues	$1,062,581	$891,221
Less: Net realized investment gains (losses) (1)	7,396	(2,014)
Investment income	18,986	17,321
Premiums retained by agents	387,543	302,164

Net operating revenues	$648,656	$573,750

Personnel and other operating expenses	$505,458	$449,329
Ratio (% net operating revenues)	77.9%	78.3%
Ratio (% total revenues)	47.6%	50.4%

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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